Exhibit 10.14

LEASE

THIS LEASE (this “Lease”) is made as of September 29, 2014 (the “Execution Date”), by and between

“Landlord”    MEPT NEWPORT TOWER LLC, a Delaware limited liability company

and

“Tenant”       KITARA MEDIA, LLC, Delaware limited liability company

SECTION 1: BASIC TERMS AND DEFINITIONS

Project:    Newport Tower.

Building:    The building at 525 Washington Boulevard and located in Jersey City, New Jersey, commonly known as Newport Tower and located on the real estate legally described on Exhibit A (the “Land”).

Premises:     As of the Execution Date, the Initial Premises, and effective from and after the Expansion Premises Commencement Date, all references in the Lease to the “Premises” shall be deemed to include the Expansion Premises, except to the extent that the terms and conditions in this Lease are specifically stated to be applicable only to the Initial Premises or the Expansion Premises.

Rentable Area of Premises:     10,344 rentable square feet.

Initial Premises:     The portion of the 26th Floor of the Building equal to approximately 7,565 rentable square feet as shown by the cross-hatching on the floor plan attached hereto as Exhibit B-1.

Expansion Premises:     The portion of the 26th Floor of the Building equal to approximately 2,779 rentable square feet as shown by the cross-hatching on the floor plan attached hereto as Exhibit B-2.

Initial Lease Term:     Commencing on the Initial Commencement Date and ending on the last day of that calendar month which is sixty-six (66) months after the Initial Commencement Date.

Lease Term:     The Initial Lease Term, together with the Extension Period (as defined below), provided that Tenant properly exercises its option to extend in accordance with this Lease.

Initial Commencement Date:     September 30, 2014.

Expansion Premises Commencement Date:     The date specified in Landlord’s written notice to Tenant which shall be ten (10) days after the date of substantial completion of the Tenant Improvements (defined below).

Initial Premises Rent Commencement Date:     The date which is the first day of the first (1st) calendar month following the five (5) month anniversary of the Initial Commencement Date.

Expansion Premises Rent Commencement Date:     The date which is the first day of the first (1st) calendar month following the five (5) month anniversary of the Expansion Premises Commencement Date.

Lease Year:     The twelve (12) month period commencing on the Initial Commencement Date and each succeeding twelve (12) month period thereafter.

Base Operating Year:     The calendar year 2015.

Tenant’s Pro Rata Share of Operating Expenses:     As of the Initial Commencement Date, 0.7096%, based on 1,066,095 rentable square feet of office space contained in the Building, and effective from after the Expansion Premises Commencement Date, 0.9703%, based on 1,066,095 rentable square feet of office space contained in the Building, subject to adjustment based on Landlord’s right to re-measure the rentable area of the Building at any time during the Lease Term.

Operating Costs Allocable to the Premises:     The product of Tenant’s Pro Rata Share of Operating Expenses times the difference between Operating Costs minus the Operating Cost Base Amount.

Operating Costs Base Amount:     The Operating Costs for the Base Operating Year based on Ninety-Five Percent (95%) occupancy at the Building.

Base Tax Year:     The 2015 fiscal year.

Tenant’s Pro Rata Share of Taxes:     As of the Initial Commencement Date, 0.6879%, based on 1,099,767 rentable square feet of space contained in the Building, and effective from and after the Expansion Premises Commencement Date, 0.9406%, based on 1,099,767 rentable square feet of space contained in the Building, subject to adjustment based on Landlord’s right to re-measure the rentable area of the Building at any time during the Lease Term.

Property Taxes Allocable to the Premises:     The product of Tenant’s Pro Rata Share of Taxes times the difference between the Property Taxes minus the Property Tax Base Amount.

Property Tax Base Amount:     The Property Taxes for the Base Tax Year.

Base Rent:     A collective reference to the Initial Premises Base Rent and the Expansion Premises Base Rent.

Initial Premises Base Rent:     The monthly amount of base rent payable in connection with the Initial Premises and the portion of the Initial Lease Term during which such monthly amount of base rent is payable in connection with the Initial Premises shall be determined from the following table:

Applicable Portion of Initial Lease Term		Rate Per/Rentable Sq. Ft./ Annum	Monthly Base Rent Installment (Annual ÷ 12)
Beginning on	Ending on the last day of
Initial Commencement Date	On the last day of the calendar month immediately preceding the Initial Premises Rent Commencement Date	$0.00	$0.00
Initial Premises Rent Commencement Date	9/30/2017	$34.50	$21,749.38
10/1/2017	3/31/2020	$36.50	$23,010.21

Expansion Premises Base Rent:     The monthly amount of base rent payable in connection with the Expansion Premises and the portion of the Initial Lease Term during which such monthly amount of base rent is payable in connection with the Expansion Premises shall be determined from the following table:

Applicable Portion of Initial Lease Term		Rate Per/Rentable Sq. Ft./ Annum	Monthly Base Rent Installment (Annual ÷ 12)
Beginning on	Ending on the last day of
Expansion Premises Commencement Date	On the last day of the calendar month immediately preceding the Expansion Premises Rent Commencement Date	$0.00	$0.00
Expansion Premises Rent Commencement Date	9/30/2017	$34.50	$7,989.63
10/1/2017	3/31/2020	$36.50	$8,452.79

Security Deposit:     An amount equal to Eighty-Nine Thousand Two Hundred Seventeen and No/100 Dollars ($89,217.00).

Parking:     One (1) parking stall per 1,000 rentable square feet of the Premises for a total of up to ten (10) parking stalls at the Parking Garage.

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Parking Garage:     The parking garage (which garage may be in part a public parking garage) located as shown on Exhibit B-3 attached hereto.

Property Taxes:     (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (e) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property; and (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property. Property Taxes shall not include taxes on Landlord’s net income, inheritance taxes, estate taxes or franchise taxes.

Manager:     CBRE Real Estate Services, Inc., a Delaware corporation, or its replacement as specified by written notice from Landlord to Tenant.

Tenant Improvement Allowance:     An amount not to exceed Two Hundred Fifty-Eight Thousand Six Hundred and No/100 Dollars ($258,600.00) which is based on a calculation of Twenty-Five Dollars ($25.00) per rentable square foot multiplied by the Rentable Area of the Premises.

SECTION 2: PREMISES AND TERM

2.1      Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, on the terms and conditions set forth in this Lease.

2.2      Lease Term. The Initial Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease. Tenant shall have the option to renew the Lease for one (1) additional period of five (5) years (the “Extension Period”). The option to extend the term of the Lease under the preceding sentence shall be exercised by written notice from Tenant to Landlord no later than twelve (12) months prior to the expiration of the Initial Lease Term; provided that, as of the date of such notice and as of such commencement date for the Extension Period: (i) Tenant is not in default under the Lease beyond any applicable notice and cure periods, and (ii) Tenant is then leasing and occupying at least seventy-five percent (75%) of the Premises. The Base Rent for the Extension Period shall be the amount specified in Exhibit F, attached hereto. The Base Tax Year for the Extension Period shall be reset to the 2020 fiscal year and the Base Operating Year for the Extension Period shall be reset to the 2020 calendar year. All other terms and conditions of this Lease shall remain in full force and effect during the Extension Period.

2.3      Commencement Date. The Initial Commencement Date, the Expansion Premises Commencement Date, the Initial Premises Rent Commencement Date and the Expansion Premises Rent Commencement Date shall be confirmed by a Commencement Date Memorandum in the form of Exhibit E, which Tenant agrees to sign when prepared by Landlord in accordance with this Section.

2.4      Rentable Areas. The Rentable Areas of the Premises specified in Section 1 is final, conclusive and controlling for all purposes.

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2.5      Delivery of the Premises.

(a)      Early Access. Prior to the Initial Commencement Date, Landlord shall allow Tenant to enter the Premises for the purpose of constructing and installing all equipment, apparatus, installations, facilities and other materials utilized for the purposes of electronic communication, whether wireless or wired, including cable, switches, conduit, sleeves and wiring to be used or installed by Tenant at the Premises (the “Telecommunication Facilities”). Such entry shall be subject to all of the provisions of this Lease, with the exception that Tenant’s obligation to pay Base Rent (and any other charges required in the Lease) shall not commence until the Initial Rent Commencement Date with respect to the Initial Premises and the Expansion Premises Commencement Date with respect to the Expansion Premises. Landlord shall provide Tenant with ten (10) days’ written notice prior to the Initial Commencement Date if Landlord is unable to provide Tenant with early access to the Premises as provided under this Section 2.5(a) prior to the Initial Commencement Date.

(b)      Initial Physical Condition of Premises. Subject to the completion of Tenant Improvements (defined below) by Landlord and the delivery by Landlord of the Premises vacant and in broom-clean condition and otherwise in compliance with this Lease, Tenant (a) accepts the Premises, the Building and the Project in its current AS IS condition, and (b) acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Premises or the Building, other than as specifically set forth in this Lease.

2.6      Tenant Improvements.

2.6.1      Construction of the Tenant Improvements. Promptly after the Execution Date, Landlord shall commence the design, planning, permitting, construction and installation work to be performed in connection with the improvements to be made to the Premises which are described on Exhibit G, attached hereto and pursuant to the preliminary plans and specifications attached hereto as Exhibit G (the “Tenant Improvements”), which Tenant Improvements may be completed after the Initial Commencement Date, and diligently prosecute the same to completion in a good and workmanlike manner, subject to delays as a result of Force Majeure and any acts or omissions of Tenant. Landlord shall complete the construction of the Tenant Improvements in accordance with all Governmental Requirements. The Tenant Improvements shall be subject to, and in compliance with the Union Requirement (defined below) and Section 5.8, and pursuant to all other terms and conditions of the Lease. All Tenant Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises on the expiration or earlier termination of this Lease; provided that, at Landlord’s election and upon notice delivered to Tenant simultaneously with the final approval by Landlord and Tenant of the plans and specifications for the Tenant Improvements, Tenant shall be required to remove all or any portion of the Tenant Improvements as may be specified by Landlord in such notice, including Telecommunication Facilities and any structural or non-standard office alteration, improvement, addition, equipment or fixture installed or brought on the Premises by or for Tenant on the expiration or earlier termination of this Lease (the “Specialty Improvements”), and Tenant shall repair any damage resulting from such removal thereof and return the Premises to the same condition as existed prior to such Tenant Improvements. The “Union Requirement” shall mean the obligation that the contractors and each subcontractor of every tier used by Landlord shall for the duration of its contract (a) be a party to or bound by a collective bargaining agreement applicable to the geographic area in which the Building is located, applicable to the trade or trades in which the work under the contract is to be performed, and entered into with one or more labor organizations affiliated with the Building and Construction Trades Department of the AFL-CIO or with an independent, nationally recognized labor organization or one of its affiliated locals, and (b) solely employ members of such labor organizations to perform work within their respective traditional jurisdictions.

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2.6.2      Tenant Improvement Allowance. Tenant shall be entitled to the Tenant Improvement Allowance for the construction of the Tenant Improvements to be constructed at the Premises. Subject to the provisions of the Lease, the Tenant Improvement Allowance shall be used to pay for any actual, out-of-pocket costs and expenses incurred in connection with the design, permitting work and for the construction of the Tenant Improvements performed by Landlord pursuant to subsection 2.6.1 above, provided that such costs and expenses are deemed “Qualified Expenses” (defined below). If the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay fifty percent (50%) of such excess costs incurred by Landlord or Tenant for the Tenant Improvements within fifteen (15) days after receipt of written notice from Landlord together with all invoices for such excess costs of the Tenant Improvements and the remaining fifty percent (50%) of such excess costs within fifteen (15) days following the issuance of the temporary certificate of occupancy for the Premises. After the Expansion Premises Rent Commencement Date, if and to the extent not all of the Tenant Improvement Allowance has been used by Landlord in connection with the Tenant Improvements; provided that, Tenant is not in default under the Lease beyond any applicable notice and cure periods, then Tenant shall be entitled to credit any unused portion of the Tenant Improvement Allowance against the payments of any Base Rent next due and payable by Tenant. “Qualified Expenses” shall mean costs and expenses paid by Landlord and Tenant (without duplication) for the design, permitting and construction of the Tenant Improvements, including (a) fees of the architect and the engineers, (b) plan check, permit and license fees relating to construction; (c) the cost of construction, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions; (d) the cost of any changes in the base, shell and core of the Premises, when such changes are required by the construction drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; and (e) the cost of any changes to the construction drawings required by applicable laws and building codes. Notwithstanding anything herein to the contrary, Tenant shall not be entitled to apply more than ten percent (10%) of the Tenant Improvement Allowance toward any soft costs associated with the Tenant Improvements, regardless of whether such soft costs are deemed Qualified Expenses. In the event that Tenant requests that Landlord or a representative retained by Landlord manage the construction and performance of the Tenant Improvements, and if Landlord retains a third-party qualified construction manager (including an employee of Manager acting in such capacity on behalf of Landlord) to manage the construction of the Tenant Improvements, then Landlord shall be entitled to receive a construction management fee equal to four percent (4%) of the actual, third party, out-of-pocket Qualified Expenses incurred in connection with the construction of the Tenant Improvements which management fee shall be included as a cost to be paid out of the Tenant Improvement Allowance. “substantially completed” or “substantial completion” shall mean when the Tenant Improvements have been completed (except for mechanical adjustments or minor details of construction (i.e. punch list items) which do not prevent Tenant from using the Premises for the use set forth herein) (i) in accordance with the Plans for such work, (ii) in compliance with all applicable Governmental Requirements, and (iii) a temporary certificate of occupancy has been issued for the Premises, if applicable.

2.7     Use and Conduct of Business.

2.7.1      The Premises are to be used only for general business office and administrative office uses (the “Permitted Uses”). Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses.

2.7.2      No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord’s contracts affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, or interferes in any way with the business of Landlord or any other tenant in the Building.

2.8     Compliance with Governmental Requirements and Rules and Regulations. Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time. Current Rules and Regulations are attached to this Lease as Exhibit C. “Governmental Requirements” are any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended, promulgated or issued and all current or future final orders, judgments or decrees of any court with jurisdiction interpreting or enforcing any of the foregoing. A “Governmental Agency” is the United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency with jurisdiction and any board, agency or authority associated with any such governmental entity.

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2.9     Relocation Landlord reserves the right to relocate Tenant from the Premises into other premises within the Project owned by Landlord or Landlord’s affiliate similar in size and convenience to the Premises. If Landlord elects to so relocate Tenant, Landlord shall deliver written notice to Tenant at least forty-five (45) days in advance of the relocation date. Upon relocation, this Lease shall be amended by substituting the description of the relocated premises and all rights of Tenant to the original Premises shall cease. Landlord shall reimburse Tenant for the actual, reasonable out-of-pocket costs incurred in (a) moving into the new location, (b) relocating Telecommunication Facilities and other electronic installations and (c) reprinting stationery, business cards and similar Tenant forms and supplies. Notwithstanding anything to the contrary in this Lease, Landlord shall only have the right to relocate the Tenant under this Section 2.9 (i) one (1) time during the Lease Term (not including any Extension Period); provided that, Landlord shall not have the right to relocate the Tenant during the last year of the Lease Term, and (ii) one (1) time during the Extension Period, if applicable; provided that, Landlord shall not have the right to relocate the Tenant during the last year of the Extension Period, if applicable.

2.10     Holdover. Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term. Base Rent shall increase on the expiration or termination of this Lease to an amount equal to (a) one hundred twenty-five percent (125%) of the Base Rent prevailing immediately prior to the expiration or termination for the first month after the expiration or earlier termination of the Lease Term, and (b) one hundred fifty percent (150%) of the Base Rent prevailing immediately prior to the expiration or termination for the second (2nd) month after the expiration or earlier termination of the Lease Term and thereafter: (1) if and for so long as Landlord has authorized Tenant to holdover or (2) if Tenant, notwithstanding the provisions of this Section wrongfully refuses to relinquish possession of the Premises upon such expiration or termination. The increase in Base Rent in the preceding sentence is an agreed increase in Base Rent, is not liquidated damages and shall not limit the right of Landlord to recover direct and consequential damages for the Tenant’s violation of this Section or to exercise other rights and remedies provided under applicable law for Tenant’s wrongful refusal to surrender possession.

2.11      Green Agency Ratings. The Building may become certified under a Green Agency Rating (as hereinafter defined) or operated pursuant to Landlord's sustainable building practices, as the same may be in effect or modified from time to time. Landlord's sustainability practices address, without limitation, whole building operations and maintenance issues including chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, exterior maintenance programs, and systems upgrades in an effort to meet green building energy, water, indoor air quality, and lighting performance standards. Any cost to modify or otherwise improve Tenant’s Premises or the Building in order to achieve certification of a Green Agency Rating will be borne solely by Landlord and shall not be charged back to Tenant in any way as a Lease expense. Landlord reserves the right to change electricity providers for the Building at any time upon no less than sixty (60) days’ advance written notice to Tenant and to purchase green or renewable energy provided such electricity is competitively priced and will not adversely impact Tenant’s systems that utilize such electricity. Tenant shall make a commercially reasonable effort to comply with Landlord's sustainability practices and with the minimum standards and specifications as outlined by the Green Agency Rating in addition to all Governmental Requirements in connection with all construction, maintenance and repairs to be made by Tenant to the Premises. Where economically feasible, Tenant shall exercise commercially reasonable efforts to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over-heating the space; and turning off lights and equipment where feasible at the end of the work day. As used herein, "Green Agency Rating" means any one or more of the following ratings, as the same may be in effect or amended or supplemented from time to time: the U.S. EPA's Energy Star rating and/or Design to Earn Energy Star, the Green Building Initiative's Green Globes for Continual Improvement of Existing Buildings (Green Globes-CIEB), the U.S. Green Building Council's Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

2.12      Parking. . At Tenant’s prior written request, Landlord shall provide Tenant with up to the number of parking stalls indicated under the term “Parking” herein at the current monthly rate of Three Hundred Dollars ($300.00) per parking space, subject to annual increases as determined in Landlord’s sole discretion and applied to all tenants of the Building. For the avoidance of doubt, Tenant shall not be obligated to rent any parking stalls from Landlord. Tenant’s parking privileges shall be subject to the reasonable rules and regulations for the Project relating to parking adopted by Landlord from time to time of which Tenant has been given written notice thereof. Landlord shall have the right to grant designated, reserved parking stalls at the Parking Garage to other tenants in the Building. In no event shall the number of parking stalls used by Tenant and Tenant’s Affiliates exceed the number of stalls allocated to Tenant in the definition of “Parking” unless Tenant has made arrangements with Landlord of the manager of the Parking Garage to rent additional parking spaces. Landlord shall have no obligation whatsoever to monitor, secure or police the use of the Parking Garage or other common areas.

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SECTION 3: BASE RENT, OPERATING COSTS REIMBURSEMENTS AND OTHER SUMS PAYABLE UNDER LEASE

3.1      Payment of Rental. Tenant agrees to pay Base Rent, Operating Costs Reimbursements (defined below) and any other sum payable under this Lease to Landlord when due without demand, deduction, credit, adjustment or offset of any kind. All such payments shall be in lawful money of the United States and shall be paid to Landlord or to Manager or to such other place as Landlord may from time to time designate in writing.

3.2      Base Rent. Tenant shall be obligated to commence paying Initial Premises Base Rent for the Initial Premises on the Initial Premises Rent Commencement Date at the rate set forth in the table and Tenant shall be obligated to commence paying Expansion Premises Base Rent for the Expansion Premises on the Expansion Premises Rent Commencement Date at the rate set forth in the table. Monthly installments of Base Rent shall be paid, without demand and in advance, on or before the first day of each calendar month during the Lease Term. The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated.

3.3      Security Deposit.

3.3.1      Within five (5) Business Days of the Execution Date, Tenant shall deliver a letter of credit in the amount specified as the Security Deposit in favor of Landlord (the “Letter of Credit”) as a guaranty for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit initially delivered pursuant to this subsection and all substitutions, replacements and renewals of it, must be consistent with and shall satisfy all the requirements in the letter of credit criteria in Exhibit H, attached hereto. Timely delivery of the Letter of Credit shall, at Landlord’s election, be treated as a condition subsequent to the effectiveness of this Lease such that the Lease shall be voidable by Landlord by delivery of written notice to Tenant if timely delivery of the Letter of Credit does not occur.

3.3.2      Landlord may draw on the Letter of Credit, in whole or in part at Landlord’s election, without advance notice to Tenant at any time or from time to time on or after (i) the occurrence of any Event of Default, (ii) if Tenant, or anyone in possession of the Premises through Tenant, holds over after the expiration or earlier termination of this Lease, (iii) Landlord is given notice by the issuer of the Letter of Credit that it is terminating the Letter of Credit, (iv) a confirming bank gives notice to Landlord that it will cease to act in that capacity, (v) the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least sixty (60) days in advance of its expiration date, or (vi) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Tenant.

3.3.3      Landlord may apply any sum drawn on the Letter of Credit to amounts owing to Landlord under this Lease in such order and priority as Landlord elects in its absolute discretion. If any of the proceeds drawn on the Letter of Credit are not applied immediately to sums owing to Landlord under this Lease, Landlord may retain any such excess proceeds as a cash security deposit (“Cash Security Deposit”) for application, at Landlord’s election, to future sums owing to Landlord under this Lease, in such order and priority as Landlord elects in its absolute discretion. Tenant shall, within fifteen (15) days after Tenant’s receipt of Landlord’s written demand thereof, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the original amount of the Letter of Credit, minus any Cash Security Deposit. If Tenant does not restore the Letter of Credit to its original amount, minus the amount of any Cash Security Deposit, within the required time period, such non-restoration shall be considered an Event of Default.

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3.3.4      Additionally, Landlord’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages.

3.3.5      Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement. Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect. In the event of a sale or transfer of Landlord’s estate or interest in the Building, Landlord shall have the right to transfer the Letter of Credit to the transferee, Tenant shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit. Tenant shall cooperate in effecting such transfer. No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all amounts drawn against the Letter of Credit or any other or additional security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be.

3.4      Operating Costs Reimbursements. In addition to Base Rent and any other sum due under this Lease, Tenant shall pay, as additional rent, its share of Operating Costs (defined below) and Property Taxes (collectively, the “Operating Costs Reimbursements”).

3.4.1      Operating Costs Estimate Payments. Landlord shall prepare and furnish to Tenant an estimate of the Operating Costs Reimbursements computed in accordance with this Section (“Operating Costs Estimate”) (a) on about the Initial Commencement Date and the Expansion Premises Commencement Date, as applicable, (b) in advance of the beginning of each calendar year during the Lease Term and (c) from time to time during the Lease Term. Tenant shall pay one-twelfth (1/12th) of the current Operating Costs Estimate in advance on or before the first day of each calendar month of the Lease Term. If such written statement is furnished after the commencement of any Lease Year (or as to the first Lease Year during the Lease Term, after the Initial Commencement Date and the Expansion Premises Commencement Date, as applicable), Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Lease Year (or as to the first Lease Year during the Lease Term, after the Initial Commencement Date and the Expansion Premises Commencement Date, as applicable) for which no payment was paid. Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Lease Year, to revise the Operating Costs Estimate and upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subsection accordingly.

3.4.2      Computation of Operating Costs Reimbursement. The Operating Costs Reimbursement shall equal (1) the product of (a) Tenant’s Pro Rata Share of Operating Expenses multiplied by (b) the difference between Operating Costs minus the Operating Cost Base Amount, plus (2) the product of (a) Tenant’s Pro Rata Share of Taxes multiplied by (b) the difference between the Property Taxes minus the Property Tax Base Amount. The determination and computation of the Operating Costs Reimbursement shall be made by Landlord. As of the Execution Date, the estimate of the Operating Costs Base Amount for the Base Operating Year is $10.05 per rentable square foot. After the close of each Lease Year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Reimbursement payable for the preceding calendar year. If the Operating Costs Reimbursement exceeds the Operating Costs Estimate paid by Tenant, Tenant shall pay the amount of such excess to Landlord within twenty (20) days after delivery of such statement to Tenant. If such statement shows the Operating Costs Reimbursement to be less than the Operating Costs Estimate paid by Tenant, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) days following the date of such statement or, at Landlord’s option, shall be credited toward future installment(s) of Operating Costs Estimate.

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3.4.3      End of Term. If this Lease shall terminate on a day other than the last day of a Lease Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises (the “Estimated Operating Costs Allocable to the Premises”) and the Property Taxes Allocable to the Premises (the “Estimated Property Taxes Allocable to the Premises”) for such Lease Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Lease Year and the denominator of which is 360; (c) if the clause (b) amount exceeds the Estimated Operating Costs Allocable to the Premises or Estimated Property Taxes Allocable to the Premises paid by Tenant for the last Lease Year for the in the Lease Term, then Tenant shall pay the excess to Landlord within ten (10) Business Days after Landlord’s delivery to Tenant of a statement for such excess; and (d) if the Estimated Operating Costs Allocable to the Premises or Estimated Property Taxes Allocable to the Premises paid by Tenant for the last Lease Year in the Lease Term exceeds the clause (b) amount, then Landlord shall refund to Tenant the excess within the ten (10) Business Day period described in clause (c) if Tenant is not then in default of any material obligation under this Lease beyond the expiration of any applicable notice and cure period under this Lease. Landlord’s and Tenant’s obligations under this Section shall survive the expiration or other termination of this Lease.

3.4.4      Operating Costs. “Operating Costs” means all expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Project, Building, Premises, related improvements, and the personal property used in conjunction with such Project, Building, Premises and related improvements. Included are all expenses paid or incurred by Landlord for: (a) utilities, including water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) insurance premiums and applicable insurance deductible payments by Landlord; (f) management fees; (g) compensation (including employment taxes and fringe benefits) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subsection; (h) license, permit and inspection fees; (i) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Project is a part; (j) rental of any machinery or equipment; (k) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (l) the cost of repairs or replacements; (m) charges under maintenance and service contracts; (n) legal fees and other expenses of legal or other dispute resolution proceedings that affect the Project or the Building and are not related to a particular tenant lease; (o) maintenance and repair of the roof and roof membranes, (p) costs incurred by Landlord for compliance with any and all Governmental Requirements, including Access Laws, and to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Project; (q) elevator service and repair, if any; (r) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building; and (s) the amortization of costs of capital improvements in accordance with the next sentence. Costs associated with capital improvements installed or constructed by Landlord other than in the initial construction of the Building, whether such were constructed or installed before or after the Initial Commencement Date, shall be amortized with interest return at the Prime Rate plus two (2) percentage points over the estimated useful life of the capital improvement as determined by Landlord and the annual amortization of principal and interest attributable to the Lease Term shall be an Operating Cost. Notwithstanding anything to the contrary herein contained, Operating Costs shall not include the items set forth on Exhibit I.

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3.4.5      Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than twelve (12) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in default under this Lease beyond the expiration of any applicable notice and cure period under this Lease, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records. Such inspection, if any, shall be conducted no more than once each calendar year, during Landlord’s normal business hours within ninety (90) calendar days after receipt of Landlord’s written statement of Operating Costs Allocable to the Premises for the previous calendar year, upon first furnishing Landlord at least twenty (20) calendar days prior written notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment of Base Rent or other payments due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Costs Allocable to the Premises. If the actual Operating Costs Allocable to the Premises for any given calendar year were improperly computed and if the actual Operating Costs Allocable to the Premises are overstated by more than 5%, Landlord shall reimburse Tenant for the cost of its audit. For purposes of this subsection, the term “Qualified Person” means an accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in amounts due from Tenant to Landlord under the Lease or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this Section.

3.5      Late Charge: If Tenant fails to make any payment of Base Rent, or other amount within five (5) days after such payment is due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment but Landlord will waive the late charge for the first such failure occurring during any calendar year during the Lease Term. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the late payment.

3.6      Default Rate. Any Base Rent, Operating Costs Reimbursements or other sum payable under this Lease which is not paid within ten (10) days after the date such payment is due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the “Prime Rate”), plus two (2) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”).

SECTION 4: SERVICES AND REPAIR

4.1      Utilities and Services.

4.1.1      Utilities Generally. Landlord shall furnish to Tenant, subject to Tenant’s Operating Costs Reimbursements obligations, if applicable, the following utilities or services: (a) electricity as specified in subsection 4.1.2; (b) heating, ventilation and air-conditioning services (“HVAC”) as specified in subsection 4.1.3; (c) hot and cold domestic water, wastewater and sewage service at the points now existing in the Premises or as specified for Tenant Improvements (where applicable); (d) telecommunication services to the extent specified in subsection 4.1.4; (e) cleaning and janitorial service as specified on Exhibit D; and (f) elevator service as specified in subsection 4.1.5. Landlord shall in no case be liable or in any way be responsible for damages (including consequential damages) or the loss to Tenant of utilities or other services arising from the failure of, diminution of or interruption of any kind to the Premises, unless (g) such interruption in, deprivation of or reduction of any such service was caused by the gross negligence or willful misconduct of Landlord, its agents or contractors, and (h) any such claims are not covered by the business interruption insurance required of Tenant by this Lease. To the extent that Landlord bears any responsibility for the foregoing, Landlord’s responsibility and Tenant’s remedy shall be limited to an abatement in Base Rent for the period beginning with (a) the day which is three (3) consecutive days after the date on which Tenant delivers notice to Landlord of such interruption, deprivation or reduction and of the fact that Tenant is being deprived of all reasonable use of the Premises and ending on (b) the date such interruption, deprivation or reduction which is Landlord’s responsibility is no longer causing Tenant to be deprived of all reasonable use of the Premises.

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4.1.2      Electricity.

(a)      Landlord has installed submeters and ancillary equipment having Building standard specifications capable of reading KW demand and KW hours to measure the demand and consumption of electric energy in the Premises. Subject to the provisions of this subsection 4.1.2(a) and the other provisions of this Lease, Landlord shall make available to Tenant six (6) watts of electrical power per rentable square foot (demand load) throughout the Premises, excluding base loads and standard air conditioning for the Building (the “Electric Load’) twenty-four (24) hours, seven (7) days per week. Commencing on the Initial Commencement Date, Tenant shall pay to Landlord throughout the Lease Term, as an additional charge, without set-off, defense, counterclaim, abatement or deduction whatsoever, a charge for electricity furnished to the Premises (the “Electricity Charge”) equal to an amount determined by applying the aggregate KW demand and KW hours of electricity consumed in the Premises as recorded by the submeters and ancillary equipment serving the Premises to one hundred and five percent (105%) of the monthly average cost per such KW hour and per KW demand recorded on Landlord’s meters for the Building and billed by the utility furnishing electric energy to the Building, including all taxes, fuel adjustments, surcharges, rate adjustment changes and charges and any other factors used by said public utility in computing the charges to Landlord for electric energy furnished to the Building. Tenant shall furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Premises, at Tenant’s expense, or shall pay Landlord’s charges therefor on demand. Notwithstanding the foregoing, in addition to the Electricity Charge to be paid by Tenant under this subsection 4.1.2, Tenant shall pay for (a) its Pro Rata Share of Operating Expenses of all electricity used in the operation of the common areas of the Building and the exterior of the Building, other than those amounts included in the Electricity Charge, as part of its obligation under this Lease to pay Operating Costs (the “Building Electric”); and (b) its proportionate share of the cost charged by the public utility furnishing electricity to the Building for electricity consumed to operate the Ventilation and Air Conditioning unit (“VAC”) for the floor on which the Premises are located (“Floor Electric”). For purposes of this subsection 4.1.2(a), the term “proportionate share” shall mean a fraction, the numerator of which is the number of rentable square feet of the Premises and the denominator of which is the number of rentable square feet on the floor on which the Premises are located. For the avoidance of doubt, if Tenant is directly billed for Building Electric or Floor Electric, then Building Electric or Floor Electric shall not be included in the computation of the Operating Costs Reimbursement to be paid to Landlord by Tenant as additional rent under Section 3.4 of this Lease.

(b)      Tenant’s use of electricity in the Premises shall not at any time exceed the Electric Load servicing the Premises. In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the electric service in the Building, Tenant shall not, without Landlord’s prior written consent in each instance, connect any fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Tenant’s appliances or equipment or the electric system of the Premises which would cause tenant to exceed the Electric Load. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand. As a condition to undertaking said work, Landlord may require Tenant to furnish Landlord with security satisfactory to Landlord securing payment of the cost of said work.

(c)      Landlord shall not be liable in any way to Tenant for any failure, interruption or defect in the supply or character of electricity, steam or other utilities furnished to the Premises by reason of any requirement, act or omission of the public utility or other provider serving the Building with electricity or steam or for any other reason (including, without limitation, any interruption due to repairs or alterations made by Landlord in the Building) unless that same shall be attributable to the willful misconduct of Landlord. In no event shall Landlord be liable for any consequential or special damages or damages for interruption to or loss of business.

(d)      Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises at any time upon not less than thirty (30) days notice to Tenant. If Landlord shall exercise such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such termination, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Charge to Landlord pursuant to the provisions of subsection 4.1.2(a) above. If Landlord so discontinues furnishing electric energy to Tenant, Tenant shall arrange to obtain electricity directly from the public utility company or other provider furnishing electric service to the Building. Such electricity may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity directly from such public utility company shall be installed and maintained by Tenant at its expense. Notwithstanding the above, Landlord shall not discontinue furnishing electricity unless and until Tenant or Landlord arrange for the alternative provision of electricity upon comparable terms.

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(e)      If the public utility furnishing electricity to the Building shall institute or require a change in the manner in which electricity is to be furnished or paid for, and such change reasonably necessitates an appropriate modification of this subsection 4.1.2, Tenant shall execute such modification, provided, however, that in no event shall the Base Rent be reduced to an amount below the amounts thereof stated in Section 1 of this Lease. Tenant shall fully and timely comply with all rules and regulations of the public utility applicable to Tenant or the Premises.

(1)      If any taxes are or shall be imposed upon Landlord’s furnishing of electricity, Tenant shall reimburse Landlord therefor upon demand.

(2)      Landlord’s failure to render any statement under the provisions of this subsection 4.1.2 shall not prejudice Landlord’s right to render such statement at any time thereafter or to render a statement under this subsection 4.1.2 for prior or subsequent periods. The obligations of Tenant with respect to any payment required to be made pursuant to the provisions of this subsection 4.1.2 shall survive the expiration or sooner termination of the Lease Term.

(3)      Tenant shall take good care of all submeter(s) serving the Premises and shall make all repairs and replacements necessary to maintain said submeter(s) in good working order and condition, at Tenant’s sole cost and expense. During any period in which the submeter(s) shall not be in good working order, the Electricity Charge shall include an amount for electricity furnished to the Premises at the rate paid by Tenant during the most recent comparable period during which said submeter(s) were in good working order.

4.1.3      HVAC.

(a)      Landlord shall select the company or companies providing such utility and other services described in this subsection. HVAC will be provided in a manner consistent with class A office buildings in Jersey City, New Jersey, during Building Standard Hours specified in Section 5.4 of this Lease. Base building HVAC shall be capable of meeting ASHRAE standards of normal office use. If Tenant desires HVAC service other than during Building Standard Hours (“Overtime HVAC”), Tenant shall make advance arrangements with Landlord and Overtime HVAC shall be provided by Landlord to Tenant, provided that Tenant shall pay for its use of the Overtime HVAC as additional rent, at a rate of One Hundred Twenty-Five Dollars ($125.00) per hour, subject to Building standard increases at Landlord’s discretion.

(b)      Heat shall be supplied by electric base board, controlled by the Building Management System (“BMS”), continuously calculating outside and inside air temperatures. Each floor of the Building shall have an air-conditioning unit with a capacity of 60-85 tons and a variable air volume box distribution system, with a total capacity of 4,500 tons for the Building.

(c)      At Tenant’s prior written request, Landlord shall provide continuous condenser water to Tenant for Tenant’s additional cooling. If Landlord provides condenser water to Tenant pursuant to the preceding sentence, then commencing on the date Landlord commences providing such condenser water to Tenant, Tenant shall pay for such condenser water, as additional rent, at a rate of Six Hundred Dollars ($600.00) per ton per year at the full capacity of condenser water, subject to annual Building standard increases at Landlord’s discretion (the “Annual Water Charge”). If Landlord determines, in its reasonable discretion, that Tenant does not actually utilize all of the condenser water capacity reserved for Tenant’s use in the Premises during the first (1st) Lease Year, then Landlord may, in Landlord’s discretion, upon prior written notice to Tenant given within ninety (90) days after the end of the first (1st) Lease Year, decrease Tenant’s capacity to the number of tons of condenser water then actually used by Tenant, in which event the Annual Water Charge shall be prorated accordingly. The Annual Water Charge may be increased annually in proportion to Landlord’s increased cost to furnish such additional condenser water to the Premises. Landlord shall notify Tenant of any increase in the Annual Water Charge which notice may be effected by means of an invoice, it being understood that any such notification may be retroactive to the date of the increase in Landlord’s cost to furnish condenser water to the Premises, and Tenant shall commence paying such increase in the Annual Water Charge within thirty (30) days after receipt of such notice from Landlord.

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4.1.4      Telecommunication Facilities. Landlord will provide only a suitable connection for usual and customary voice telephone service at the designated locations in the Building. All connection, installation, usage charges, maintenance and repair charges for such telephone service shall be Tenant’s responsibility. Installation of Telecommunication Facilities beyond those specified as Landlord’s responsibility under the first sentence shall be the responsibility of Tenant. Telecommunication Facilities, whether installed as part of the Tenant Improvements or as a Tenant Alteration, shall be subject to removal, at Tenant’s expense, in accordance with Section 2.6 (“Tenant Improvements”) or Section 5.3 (“Removal of Property”).

4.1.5      Elevator Service. Elevator service will be provided during Building Standard Hours and with a frequency reasonably necessary to Tenant’s authorized purposes. Tenant shall be permitted to use the freight elevators on a non-exclusive, first-come, first-served basis during Building Standard Hours at no charge to Tenant. Outside of Building Standard Hours, provided that Tenant deliver written notice to Landlord specifying the dates and times Tenant is requesting the use of such service, Tenant shall be permitted to use the freight elevators on an exclusive basis outside of Building Standard Hours (i) at no charge to Tenant for the first (1st) sixteen (16) hours, and (ii) at a rate of One Hundred Forty-Five Dollars ($145.00) per hour for a minimum of four (4) hour intervals after the first (1st) sixteen (16) hours of use. Such rate includes a security officer for the loading dock and a freight elevator operator and is subject to annual Building standard increases at Landlord’s discretion.

4.1.6      Rooftops and Risers. Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited. Unless otherwise required by law, neither Tenant nor a provider of telecommunication services to Tenant shall be entitled to locate or install Telecommunication Facilities in, on or about the Building without (a) first obtaining Landlord’s advance, written consent (given in its sole discretion) and (b) the advance execution by Landlord and Tenant of a satisfactory agreement granting a license to Tenant for such purposes. The agreement referred to in clause (b) of the previous sentence shall be incorporated in and become part of this Lease.

4.2      Maintenance and Repair by Landlord. Subject to Section 5.5 (“Damage or Destruction”) and Section 5.6 (“Condemnation”), Landlord shall maintain the public and common areas of the Building (both interior and exterior) and the structural parts of the Premises in good order and condition subject to reasonable use and wear. In addition, within the Premises, Landlord shall replace light bulbs and ballasts in fixtures which are standard to the Building.

4.3      Maintenance and Repair by Tenant. Except as specified to be Landlord’s responsibility under Section 4.1 (“Utilities and Services”) and Section 4.2 (“Maintenance and Repair by Landlord”), and except for reasonable wear and tear, Tenant shall keep the Premises in good condition and repair. Tenant agrees to notify Landlord immediately if water or moisture conditions from any source (including leaks) are discovered and to allow Landlord to evaluate and make recommendations and/or take appropriate corrective action.

4.4      Common Areas/Security. The common areas of the Building and the Project shall be under Landlord’s sole management and control. Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land, Building or Project, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property. Tenant, at Tenant’s sole cost and expense, shall be permitted to install Tenant’s own security system on the Premises, which system may be a card access security system, provided that such security systems installed at the Premises do not interfere with, or adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety, security or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building.

4.5.      Signage. Landlord, at Landlord’s expense, shall provide Tenant with suite and directory signage.

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SECTION 5: OCCUPANCY PROVISIONS

5.1      Tenant Alterations. Tenant shall not make or permit to be made any alterations, additions, improvements or installations in or to the Premises (including Telecommunication Facilities), or place signs or other displays visible from outside the Premises (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which consent by Landlord shall not be unreasonably withheld, conditioned or delayed. Tenant shall deliver to Landlord complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by Landlord or, with Landlord’s consent, by Tenant. Tenant shall be authorized to perform Tenant Alterations only to the extent and under such terms and conditions as Landlord, in its absolute discretion, shall specify which, in all events, shall include compliance with Section 5.8 (“Work Performance and Responsible Contracting”). All Tenant Alterations performed by Tenant shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defects in materials and workmanship.

5.2      Surrender of Possession. Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord (a) in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted, and (b) free from any tenancy or occupancy by any person.

5.3      Removal of Property. Upon the expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; and (c) Tenant immediately repairs all damage caused by or resulting from such removal. All Tenant Alterations shall become the property of Landlord and shall remain upon and be surrendered with the Premises unless Landlord requires their removal by providing Tenant with written notice given simultaneously with Landlord’s approval of such Tenant Alterations as required under Section 5.1 above. If removal is required, Tenant shall, at its sole cost and expense, remove all (or such portion as Landlord shall designate) of the Tenant Alterations, repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations.

5.4      Building Hours/Access. Tenant shall have access to the Building seven (7) days per week, twenty-four (24) hours per day, fifty-two (52) weeks a year. Standard Building hours are Monday through Friday, 8:00 a.m. to 6:00 p.m. and Saturdays 9:00 a.m. to 1:00 p.m., excluding holidays (the “Building Standard Hours”). Tenant shall permit Landlord and Landlord’s Affiliates (defined in Section 6.1) to enter into the Premises at any time on reasonable notice (except in case of emergency in which case no notice shall be required) for the purposes of inspection or for the purpose of repairing, altering or improving the Premises or the Building. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, but Landlord shall use good faith efforts to minimize disruption to Tenant’s business and to provide continued access to the Premises. Landlord shall have the right on reasonable notice to enter the Premises during the Lease Term for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available.

5.5      Damage or Destruction.

5.5.1 If the Premises are damaged by fire, earthquake or other casualty (“Casualty”), Tenant shall give immediate written notice to Landlord. If Landlord estimates that the damage can be repaired to meet Tenant’s business needs within one hundred eighty (180) days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If neither circumstance described in the previous sentence exists, Landlord may elect, in its absolute discretion, to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. Notice of Landlord’s election shall be delivered to Tenant within sixty (60) days after the date Landlord receives written notice of the damage. Failure to deliver notice within the specified period shall be treated as election not to restore. Tenant agrees to look to the provider of Tenant's insurance for coverage for the loss of Tenant's use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period following a Casualty.

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5.5.2      If the Building is damaged by Casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may, in its absolute discretion, elect to terminate this Lease by notice in writing to Tenant within thirty (30) days after the date Landlord receives written notice of the damage. Such notice shall be effective twenty (20) days after delivery to Tenant unless a later date is set forth in Landlord’s notice.

5.5.3      In the event that either (1) Landlord elects to restore the Premises after such Casualty and Landlord is unable to restore the Premises to substantially the condition which existed prior to the damage within two hundred seventy (270) days after Landlord is notified of such damage at the Premises, or (2) the Casualty at the Premises occurs during the last year of the Lease Term or during the last year of the Extension Period, if applicable, then Tenant shall have the right to terminate this Lease upon thirty (30) days’ prior written notice to Landlord.

5.6      Condemnation. If more than fifty percent (50%) of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Operating Costs Reimbursements and other sums payable under this Lease shall be paid to that date. In the case of a taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Operating Costs Reimbursements payments may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs if they are awarded separately to Tenant in the eminent domain proceedings and are not claimed by Tenant to be a part of the damages recoverable by Landlord.

5.7      Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. If any such lien or encumbrance is filed or recorded, Tenant shall cause it to be released or otherwise removed within five (5) days by a means or method approved by Landlord.

5.8      Work Performance and Responsible Contracting.

5.8.1      Tenant acknowledges and agrees that all alterations, additions, improvements, repairs and installations made to or on the Premises (including any Initial Improvements and any Tenant Alterations) shall be performed subject to contractual requirements applicable for the entire duration of the contract, and shall be subject to the Union Requirement. The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions, improvements, repairs or installations. Waivers or exceptions to the requirement in this sentence may be given only in writing by Landlord.

5.8.2      In addition to the requirements of the previous subsection, Tenant shall use commercially reasonable efforts to contract for services to be performed in or about the Premises with companies which are a “Responsible Contractor”. A “Responsible Contractor” is defined as a contractor or subcontractor who pays workers a fair wage and Fair Benefits as evidenced by payroll and employee records and who complies with a service-disabled veteran business policy. “Fair Benefits” are defined as including employer-paid family health care coverage, pension benefits, and apprenticeship programs.

5.9      Estoppel Certificate. On either party’s prior written request, Landlord or Tenant, as applicable, shall timely complete, sign and deliver a certificate to an addressee designated by the requesting party stating (a) the material terms of this Lease, (b) whether any default currently exists under the Lease, and (c) such other information as may reasonably be requested.

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5.10      Utility Bills. In order to assist Landlord in monitoring the energy efficiency of the Building, on Landlord’s request, Tenant shall timely deliver to Landlord a copy of Tenant’s utility bills for the Premises and such other information related to Tenant’s use of utilities as may reasonably be requested.

SECTION 6: INSURANCE AND INDEMNIFICATION

6.1      Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s Affiliates and the Manager from and against any and all Claims made against such persons, arising solely out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or actionable neglect of Tenant or Tenant’s Affiliates, or (c) any breach or default under this Lease by Tenant or by any Tenant’s Affiliates. Tenant’s obligations under the previous sentence shall not apply if the Claim arose solely from intentional misconduct by or actionable neglect of Landlord or Landlord’s Affiliates. “Landlord’s Affiliates” are (i) the trustee of and, the investment advisor to the Landlord and (ii) employees of the foregoing. “Tenant’s Affiliates” are all members, managers, officers, directors, partners, contractors, employees and invitees of Tenant. “Claims” is an individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, and other proceedings and expenses (including attorneys’ fees and expenses incurred in connection with the proceeding, whether at trial or on appeal).

6.2      Tenant Insurance.

6.2.1      Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect each and every one of the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a)      A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the Section captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Initial Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00) per occurrence and location. Tenant shall include Landlord, Manager, MEPT Edgemoor REIT LLC, NewTower Trust Company, Bentall Kennedy (U.S.) Limited Partnership, and at Landlord’s request, Landlord’s mortgage lender(s) as additional insureds. The limit shall be reasonably increased during the Lease Term at Landlord’s request.

(b)      “Special Form” property insurance (which is commonly called “all risk”) covering Tenant Improvements, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for the then, entire current replacement cost of such property.

(c)      Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months.

(d)      A policy of worker’s compensation insurance if and as required by applicable law and employer’s liability insurance with limits of no less than One Million and No/100 Dollars ($1,000,000.00).

(e)      In the event Tenant acquires company automobiles, a policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned and hired vehicles with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

6.2.2      All insurance policies required under this Section shall be with companies having a rating according to Best’s Insurance Key Rating Guide for Property – Casualties of no less than A- Class VIII. Each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Landlord. Tenant shall deliver to Landlord, prior to the Initial Commencement Date and, from time to time thereafter, certificates evidencing the existence and amounts of all such policies and, on Landlord’s request, copies of such insurance policies. There shall be no deductible amount applicable with respect to the insurance policy requirements in part (a) of the previous subsection unless approved in advance by Landlord. Deductibles under policies procured under the requirements of clause (b) of subsection 6.2.1 must be reasonable and customary. There shall be no self-insured retention with respect to the requirements in either part (a) or (b) of the previous subsection unless approved in advance by Landlord.

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6.2.3      If Tenant fails to acquire or maintain any insurance or provide evidence of insurance required by this Section, Landlord may, but shall not be required to, obtain such insurance or evidence and the costs associated with obtaining such insurance or evidence shall be payable by Tenant to Landlord on demand.

6.3      Landlord’s Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

(a)      Commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Initial Commencement Date of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis.

(b)      “Special Form” property insurance (which is commonly called “all risk”) covering the Building and Landlord’s personal property, if any, located on the Land for the then, current replacement value of such property.

(c)      Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate.

6.4      Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located on or in the described Premises, by reason of Casualty, but only to the extent of deductibles specified in the insurance policies plus the insurance proceeds paid to such party under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such party if it had maintained such policies.

SECTION 7: ASSIGNMENT AND SUBLETTING

7.1      Assignment and Subletting by Tenant.

7.1.1      Tenant shall not have the right, directly or indirectly (by change of control or otherwise) to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s consent, which consent may not be unreasonably withheld or delayed. Any subtenants of Tenant are subject to the same such consent requirement from Landlord. In no event shall the determination of the amount of rent be expressed in whole or in part as a percentage of the income or profits derived by the subtenant from the space leased (other than an amount based on a fixed percentage or percentages of gross receipts or gross sales). Landlord’s conditioning of its consent under Section 7.2 (“Landlord Share of Revenue Surplus”) shall not be deemed unreasonable. No sublease or assignment, including one to which Landlord has consented, shall release Tenant from its obligations under this Lease.

7.1.2      Notwithstanding the foregoing, Tenant may, without obtaining Landlord's prior consent, but upon ten (10) business days prior written notice to Landlord, make an assignment to (i) any firm or corporation which Tenant controls, is controlled by or is under common control with; (ii) any partnership in which Tenant has a controlling interest; or (iii) any entity which succeeds to all or substantially all of Tenant's assets whether by merger, sale or otherwise, provided that in any such case the assignee assumes in full the obligations of Tenant under this Lease (an entity falling under items (i), (ii) and (iii), shall be referred to as an "Affiliate"), provided that (a) Tenant shall provide Landlord with current financial statements of such Affiliate certified by an officer, partner or owner thereof, and (b) Landlord determines, in its reasonable discretion, that such Affiliate has a net worth equal to or exceeding the net worth of Tenant. For the avoidance of doubt, in the event of Tenant’s assignment to an Affiliate under this Section, Landlord shall not be entitled to any share of revenue surplus under Section 7.2.

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7.2      Landlord Share of Revenue Surplus. Landlord may elect to condition its consent to an assignment or subletting on this Section. If Landlord so gives conditional consent (except in the event of an assignment or sublease as set forth in subsection 7.1.2 above), Tenant shall pay to Landlord if, as and when received by Tenant, fifty percent (50%) of the consideration received by Tenant for the assignment or subletting to the extent that consideration exceeds Tenant’s obligations under this Lease for the same portion of the Lease Term deducting from such excess, the reasonable, out-of-pocket costs and expenses proven to have been incurred by Tenant in effecting the assignment or sublease, appropriately pro-rated (if a sublease) over the term of the sublease. Said reasonable, out-of-pocket costs and expenses shall include, but shall not be limited to, brokerage fees, reasonable concessions to the assignee or sublessee, including, without limitation, free rent or the costs incurred in connection with alterations, decorations and installations made by Tenant, subject to the terms of Section 5 of this Lease, pursuant to its subject assignment or sublease to prepare the space for occupancy by the assignee or sublessee. If the sublet is for other than the entirety of the Premises, Tenant’s obligation under this Lease shall be prorated based on the area subleased as compared to the Rentable Area of the Premises.

7.3      Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, Landlord and Landlord’s Affiliates shall, upon consummation of such transfer be released automatically from any liability under this Lease for obligations to be performed or observed after the date of the transfer; provided that, as to the Security Deposit, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Security Deposit to its successor-in-interest, and accordingly, after the effective date of the transfer, Tenant must look solely to Landlord’s successor-in-interest.

SECTION 8: DEFAULT AND REMEDIES

8.1      Events of Default

8.1.1      The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a)      vacation or abandonment of all or any portion of the Premises without continued payment when due of Base Rent and Operating Costs Reimbursements and other sums due under this Lease;

(b)      failure by Tenant to make any payment of Base Rent, Operating Costs Reimbursements or any other sum payable by Tenant under this Lease within five (5) days after its due date, or, in the case of the first such failure during a calendar year of the Lease Term, within five (5) days after notice to Tenant of such failure;

(c)      failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of Base Rent, Operating Costs Reimbursements and other payments, where such failure continues for a period of twenty (20) days after written notice from Landlord; provided, however, that if the nature of Tenant’s covenant, condition or obligation is such that more than twenty (20) days are reasonably required to remedy such covenant, condition or obligation then Tenant shall not be deemed to be in default so long as Tenant commences such cure within such twenty (20) day period and thereafter diligently prosecutes such cure to completion within sixty (60) days;

(d)      the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease; or

(e)      (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, it is dismissed within sixty (60) days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless it is dismissed within twenty (20) days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due.

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8.1.2      Notwithstanding any cure periods specified in the previous subsection, after the occurrence of any two events during any consecutive twelve (12) month period during the Lease Term or after the occurrence of any four events during the entire Lease Term (including the Extension Period, if applicable), which after the giving of notice or the lapse of time would become an Event of Default, Tenant shall neither be entitled to notice nor an opportunity to cure and Landlord, at its option, may immediately declare an Event of Default.

8.1.3      If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law, then Tenant shall neither attempt nor cause any trustee to attempt to extend the time period specified by the Bankruptcy Act for the assumption or rejection of this Lease.

8.2      Remedies.

8.2.1      If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this Lease, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, specified or described in the subsections of this Section to the extent permitted under applicable law.

8.2.2      Landlord may terminate this Lease and all rights of Tenant under this Lease, either immediately or at some later date, by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a)      the unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease which have been earned up to and including the date of termination; plus

(b)      interest at the Default Rate on the sum stated in clause (a); plus

(c)      the amount by which (i) the unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds (ii) the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided during such time period, together with interest on such resulting difference at the Default Rate; plus

(d)      the amount by which (i) the aggregate of the unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds (ii) the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such resulting difference being discounted to present value at the time of the award at the Prime Rate in existence at such time; plus

(e)      any other reasonable amount necessary to compensate Landlord for re-letting for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs, to the extent permitted under applicable law.

8.2.3      Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord shall cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the reasonable expense, for the account of, and at the risk of Tenant.

8.2.4      Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the Prime Rate.

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8.2.5      If Tenant vacates, abandons or surrenders the Premises without Landlord’s consent, or if Landlord re-enters the Premises as provided in subparagraph 8.2.3 or takes possession of the Premises pursuant to legal or notice proceedings, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 8.2.6.

8.2.6      If Landlord relets the Premises without terminating this Lease, Landlord shall apply the revenue from such reletting to Landlord’s reasonable costs and Tenant’s obligations in such order as Landlord deems appropriate. Should revenue from letting during any month be less than the sum of the Base Rent, Operating Costs Reimbursements and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such reasonable deficiency to Landlord as and when such deficiency arises.

8.2.7      All sums payable under this Lease (including Base Rent and Operating Costs Reimbursements) shall be considered rent and all rights and remedies available pursuant to law for non-payment of rent shall apply.

8.2.8      Notwithstanding anything contained herein to the contrary, Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a default by Tenant.

8.3      Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Operating Costs Reimbursements, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) days after notice of such failure by Landlord, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have all rights and remedies for recovery of any sum or for the cost of such performance as specified in this Lease.

8.4      Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than the specified period required for performance, then Landlord shall not be in default if Landlord commences performance within such period and thereafter diligently prosecutes it to completion. Tenant waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord or upon rent due Landlord, or the right to terminate this Lease or withhold rent.

8.5      Limitation on Recourse. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord or any other obligation of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building. Neither Landlord nor any of Landlord’s Affiliates shall have any personal liability in the event of any Claim against any of them arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this Section, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. None of Tenant’s Affiliates shall have any personal liability in the event of any Claim against any of them arising out of or in connection with this Lease. Any and all personal liability, if any, against Tenant’s Affiliates is expressly waived and released by Landlord and by all persons claiming by, through or under Landlord.

SECTION 9: MISCELLANEOUS PROVISIONS

9.1      Notices. All notices, demands, consents, approvals, statements and communications required or permitted under this Lease shall be in writing and shall be addressed to a party at the addresses set forth opposite that party’s signature, or to such other address as either party may specify by written notice, given in accordance with this Section. Unless otherwise specified opposite Tenant’s signature, Tenant’s notice address shall be changed to the address of the Premises after the Initial Commencement Date. All such communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid. All such communications shall be deemed delivered and effective on the earlier of (a) the date received or refused for delivery, or (b) five (5) calendar days after having been deposited in the United States Postal Service, postage prepaid.

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9.2      Broker. Landlord and Tenant each represents to the other that the sole broker in connection with this Lease is CBRE, Inc. (“Broker”). Landlord and Tenant agree that each will indemnify, defend and hold the other free and harmless from the claims (including reasonable attorneys’ fees) of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Landlord or Tenant, respectively, or otherwise to be entitled to compensation in connection with this Lease other than Broker. Landlord shall be responsible for payment of any commission or other fee earned by the Broker pursuant to separate agreement between them. The provisions of this paragraph shall survive the expiration or sooner termination of this Lease.

9.3      Attorney’s Fees and Expenses. In the event that (a) either party requires the services of an attorney in connection with enforcing the terms of this Lease, (b) suit is brought for the enforcement of this Lease or the exercise of rights and remedies afforded by this Lease or under law, or (c) proceedings are held in bankruptcy, then the substantially prevailing party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

9.4      Successors; Joint and Several Liability. All of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, permitted successors and permitted assigns. In the event that more than one person or organization is included in the term “Tenant”, then each such person or organization shall be jointly and severally liable for all obligations of Tenant under this Lease.

9.5      Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Project is located.

9.6      Offer to Lease. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until it is executed and delivered by both Tenant and Landlord.

9.7      Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements, riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including the other party, then performance of such act or obligation (other than Tenant’s rental obligations under this Lease) shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

9.8      Interpretation. Headings or captions shall in no way define, limit or otherwise affect the construction or interpretation of this Lease. Whenever a provision of this Lease uses the terms “include” or “including”, that term shall not be limiting but shall be construed as illustrative. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel. Unless otherwise specified, whenever this Lease requires a consent or approval, the decision shall be reached in good faith discretion of the party entitled to give such consent or approval.

9.9      Prior Agreement and Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or statement pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease.

9.10      Time of Essence. Time is of the essence with respect to the performance of this Lease, subject to the expiration of any applicable notice and cure periods under this Lease.

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9.11      Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.

9.12      Landlord’s Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including the definition of Landlord’s Agents, the sole member of Landlord and Bentall Kennedy (U.S.) Limited Partnership (the authorized signatory of Landlord) are the only entities authorized to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner with respect to this Lease. Neither the Manager nor any leasing agent or broker shall be considered an authorized agent of Landlord for such purposes.

9.13      Tenant Certification. Tenant certifies that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control. Tenant is not entering this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity or nation.

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LISTING OF EXHIBITS

Exhibit A	Legal Description of the Land

Exhibit B-1	Drawing Showing Location and Configuration of the Initial Premises

Exhibit B-2	Drawing Showing Location and Configuration of the Expansion Premises

Exhibit B-3	Drawing Showing Parking Garage

Exhibit C	Rules and Regulations

Exhibit D	Schedule of Cleaning Services

Exhibit E	Commencement Date Memorandum Form

Exhibit F	Base Rent Determination in Extension Period

Exhibit G	Tenant Improvements

Exhibit H	Letter of Credit Criteria

Exhibit I	Operating Cost Exclusions

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This Lease has been executed the day and year set forth on the first page of this Lease

Designated Address for Landlord:	LANDLORD:

MEPT Newport Tower LLC c/o Bentall Kennedy (U.S.) Limited Partnership	MEPT Newport Tower LLC, a Delaware limited liability company
Attn: Senior Vice President – Asset Management
7315 Wisconsin Avenue, Suite 350 West	By:	MEPT Edgemoor REIT LLC, a Delaware
Bethesda, MD 20814		limited liability company, its Manager
Facsimile: 301.656.9339

With copies to:		By:	Bentall Kennedy (U.S) Limited Partnership, its Authorized Signatory

MEPT Newport Tower LLC c/o Bentall Kennedy (U.S.) Limited Partnership			By:	Bentall Kennedy (U.S.) G.P. LLC, its General Partner
Attn: Senior Vice President – Asset Management
1215 Fourth Avenue, Suite 2400				By:	/s/ Peter Potrykus
Seattle, WA 98161				Name:	Peter Potrykus
Facsimile: 206.682.4769				Its:	VP

And to:				By:	/s/ Kelli D. Dickerson
				Name:	Kelli D. Dickerson
MEPT Newport Tower LLC				Its:	VP
c/o NewTower Trust Company
Attn: Patrick O. Mayberry
3 Bethesda Metro Center, Suite 1600
Bethesda, MD 20814
Facsimile: 240.235.9961

And to:

MEPT Newport Tower LLC
c/o CBRE Management Office
Newport Tower
525 Washington Boulevard
Jersey City, NJ 07310-1606

Designated Address for Tenant:	TENANT:

Kitara Media, LLC Attn: Limor Regular	Kitara Media, LLC, a Delaware limited liability company
525 Washington Boulevard, Suite 2620
Jersey City, NJ 07310-1606	By:	/s/ Limor Regular
	Name:	Limor Regular
With a copy to:	Its:	COO

Kitara Media, LLC
Attn: Jeffrey M. Gallant
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, NY 10174-1101

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